Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT CONTRACT

This SECOND AMENDMENT (the “Second Amendment”) is made as of the 1st day of January, 2010 (the “Effective Date”), between KEVIN AUSTIN (hereinafter referred to as “Employee”) and TRX, INC., a Georgia corporation (hereinafter referred to as the “Company”).

WHEREAS, Employee and the Company previously entered into that certain Employment Contract dated December 7, 2006 (such contract, as amended, being referred to herein as the “Employment Contract”); and

WHEREAS, Employee and the Company previously entered into that certain First Amendment to Employment Contract dated December 31, 2008 (the “First Amendment”); and

WHEREAS, the Company has provided Employee with notice of nonrenewal of the Employment Contract stating that such Employment Contract will terminate as of January 11, 2010; and

WHEREAS, the Company and Employee desire to extend the Initial Term of the Employment Contract as provided for herein, and also to amend certain provisions of the Employment Contract due to the unique talents, background and experience of the Employee with the Company’s TRAVELTRAX products; and

WHEREAS, Employee and the Company also are parties to a certain Asset Purchase Agreement dated December 7, 2006 (such Asset Purchase Agreement, as amended, being referred to herein as the “APA”);

NOW, THEREFORE, for and in consideration of the sum of Ten and no/100 Dollars ($10.00) in hand paid each to the other and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and the Company hereby agree to amend the Employment Contract as follows:

1. The parties hereby agree and acknowledge that the Employment Contract was entered into by Employee and the Company pursuant to the terms of the APA, and that the Company would not have entered into the APA without Employee agreeing to the restrictive covenants in the Employment Contract.

2. Section 1 of the Employment Contract is hereby amended by deleting the first sentence thereof and inserting the following sentence in its place:

“The Company hereby employs Employee for a period commencing on the Effective Date of this Employment Contract and ending on December 31, 2012 (the “Initial Term”), unless earlier terminated pursuant to Section 6 of this Employment Contract.”

3. Section 2 of the Employment Contract is hereby amended by deleting the first paragraph thereof and inserting the following paragraph in its place:

Employee shall be employed as Executive Vice President for the Company responsible for the TRAVELTRAX team. Employee shall report to the Chief Executive Officer of the Company; provided, however, that if the Chief Financial Officer of the Company is given authority over Company operations including the

TRAVELTRAX team, Employee shall report to the Chief Financial Officer. As Executive Vice President for TRAVELTRAX, Employee shall have primary responsibility and authority for the Company’s TRAVELTRAX operations and such other duties as may be mutually agreed to from time to time by Employee and the Chief Executive Officer or the Chief Financial Officer of the Company, as applicable. Employee’s TRAVELTRAX responsibilities and authority shall include, without limitation, product development, reporting services, implementation services and data management (including without limitation data services, file services and production support) and approval of contracts offering pricing terms that vary from the Company’s standard published pricing, and such responsibility and authority shall, without limiting the generality of the foregoing, extend to the Covered Products and Services (as such term is defined in the APA). By way of clarity and not limitation, Employee shall also be responsible for the oversight, within the TRAVELTRAX team, of the Company’s information technology security policies requiring: (a) source code related to the TRAVELTRAX products to be checked into the central TRX repository; (b) compliance with SOX-related controls as defined by the TRX Security Team; (c) applications, processes, and services that support production of the TRAVELTRAX products to be deployed to servers in the primary TRX datacenter and production applications or processes not to be run solely from individual personal computers; and (d) changes to production versions of the TRAVELTRAX products to be approved through the TRX Standard Change Control Board or Emergency Change Control Board approval process. An a senior executive of the Company, Employee has additional responsibilities (over and above his TRAVELTRAX responsibilities) that are general in nature and geared toward the operation and benefit of the Company as a whole, including, without limitation, participation in business development activities, active participation in routine meetings of management, regular and frequent presence in the office, routine updates to other members of management, and assisting other members of management in their successes; it being understood, however, that any measure of Employee’s performance of such general duties shall not be more stringent than that applied to other employees of the Company with authority similar to Employee’s authority, nor shall such duties be deemed to diminish Employee’s authority with respect to Company personnel who report directly or indirectly to Employee.

4. Section 3(a) of the Employment Contract is hereby deleted in its entirety and replaced with the following:

“Employee’s annual salary during the Term of this Employment Contract shall be $240,000 (the “Base Salary”). The Base Salary shall be paid by the Company monthly in arrears or in accordance with the Company’s regular payroll practice, and shall be subject to all withholdings and deductions required by law or authorized by Employee. The Base Salary may be increased or decreased from time to time during the Term in accordance with the Company’s policies and procedures for reviewing, establishing and increasing or decreasing the base compensation of the Company’s senior executives; provided, however, that any decreases in the Base Salary during the Term shall not exceed $24,000.”

5. Section 3(b) of the Employment Contract, as amended pursuant to the First Amendment, is hereby amended by deleting the sentence added pursuant to Section 2 of the First Amendment and inserting the following sentence in its place:

“Any annual discretionary bonus amount payable to Employee shall be paid in the form of a lump sum payment not later than thirty (30) days following the date of the determination and approval of the bonus amount; provided, however that (i) the Guaranteed Amount shall be paid in full to Employee not later than two and one-half months after the end of the applicable calendar year, and (ii) to receive the portion of such bonus amount other than the Guaranteed Amount, the Employee must be an ‘active employee in good standing’ on the date such other portion of the bonus is paid.”

6. The following provision is hereby added to the Employment Contract as Section 3(h):

In the event that, prior to December 31, 2012, either (i) the Company terminates Employee’s employment with the Company, for no reason or any reason other than for death, disability, or Good Cause or (ii) Employee terminates his employment with the Company for Good Reason, then, provided that Employee executes a full and complete release of all claims against Company, Employee shall be entitled to be paid a severance payment (the “Severance Payment”), which shall be calculated as follows: The pro-rata daily amount for three million dollars calculated for the period January 1, 2010 through December 31, 2012 times the number of calendar days in the period from the effective date of termination of Employee’s employment through December 31, 2012. In no event shall the Severance Payment be less than $500,000. Payment shall be made in cash on the date that is six (6) months following the date of the Employee’s termination of employment.

7. Section 6(a) of the Employment Agreement is amended as follows:

Sub-clause (iii) in the definition of “Good Cause” is deleted and replaced with the following new sub-clause: “(iii) the material breach of any provision of Section 7 of this Employment Contract;”

8. Section 6(c) of the Employment Contract is hereby amended by deleting such provision in its entirety and replacing Section 6(c) with the following provision:

Termination by Company Without Cause. If the Company terminates Employee’s employment for no reason or for any reason, other than for death, disability, or Good Cause, Employee shall be paid: (i) the Severance Payment (as defined in Section 3(h) of the Employment Contract); (ii) the Base Salary for the remainder of the Initial Term (and, if applicable, the then-current Renewal Term); and (iii) if the Company terminates Employee’s employment pursuant to this subsection during the Initial Term, Employee also shall be paid an amount equal to the Guaranteed Amount for each year remaining in the Initial Term. All such payments shall be made as described in Section 6(g) of the Employment Contract.

9. Section 6(d) of the Employment Contract is hereby amended by deleting the first two sentences of such provision and inserting the following language in their place:

If Employee terminates his employment with the Company for Good Reason, Employee shall be paid: (i) the Severance Payment (as defined in Section 3(h) of the Employment Contract); (ii) the Base Salary remaining in the Initial Term (and, if applicable, the then-current Renewal Term); and (iii) if the Employee terminates his employment for Good Reason during the Initial Term, Employee also shall be paid amount equal to the Guaranteed Amount for each year remaining in the Initial Term. All such payments shall be made as described in Section 6(g) of the Employment Contract.

10. Section 6(g) of the Employment Contract is hereby amended by deleting such provision in its entirety and replacing Section 6(g) with the following provision:

409A Compliance. The parties intend that this Employment Contract shall be compliant with the requirements of Section 409A of the Internal Revenue Code. In furtherance of such intent, the parties agree that the Severance Payment described in clause (i) of Section 6(c) or 6(d) (as applicable) of the Employment Contract shall be paid to Employee in accordance with the provisions of Section 3(h). The amounts described in clauses (ii) and (iii) of Section 6(c) or 6(d), as applicable shall, if any such amount is due under such clauses (ii) or (iii) thereof, be paid in a lump sum on the date that is six (6) months after the effective date of termination of Employee’s employment with the Company. In addition, the parties agree to amend this Employment Contract to the extent necessary to comply with further regulatory guidance that may in the future be issued by the Internal Revenue Service, Securities and Exchange Commission, or other relevant regulator. Notwithstanding the above, the parties agree to make payments in compliance with Section 409A or subsequent related income tax laws and regulations. The Company and Employee shall work together in good faith to minimize any such excise tax, interest charges, or penalties arising under Section 409A or subsequent related income tax laws or regulations, but without prejudice to their respective rights set forth in the Employment Contract.

11. In the event that, prior to the end of the Initial Term, the Company terminates Employee’s employment with the Company for no reason or for any reason other than for Good Cause or, prior to the end of the Term, Employee terminates employment with the Company for Good Reason, Employee shall thereupon be released from all obligations under Sections 7(c), 7(d) and 7(e) of the Employment Contract. In furtherance of and in connection with the foregoing, Section 7(h) of the Employment Contract is hereby amended by deleting Section 7(h) in its entirety and inserting the following provision in its place:

Other Covenants. Employee and the Company acknowledge that, in connection with the Transaction, Employee has executed a Non-Competition Agreement (the “Ancillary Non-Compete”) containing covenants that may overlap in some respects with the covenants contained herein. Employee and the Company further acknowledge that Hi-Mark, LLC and Hi-Mark Travel Systems, Inc. each have entered into similar Non-Competition Agreements in connection with the Transaction (such agreements being referred to herein, individually and collectively, as the “Entity Non-Compete”). The Ancillary Non-Compete and the Entity Non-Compete are referred to herein, individually and collectively, as the “Other Non-Compete”. Employee and the Company acknowledge that the parties intend for the covenants in both this Employment Contract and in the Non-Competition Agreement to be fully applicable and enforceable; provided, however, that to the extent that Employee’s obligations under Section 7 of this Employment Contract, or any part hereof, are released or otherwise terminate, Employee’s conduct after such release or termination shall, if such conduct is not in breach of Employee’s remaining obligations under this Section 7, be deemed conclusively not to breach the Ancillary Non-Compete and, further, shall be deemed conclusively not to cause any breach of any Entity Non-Compete. Except as expressly provided above in this Section 7(h), neither this Employment Contract nor the Other Non-Compete shall be deemed to impair or supersede the other.

12. Gross-Up Payment. If any payment to Employee under the Employment Contract, or under any other employee benefit agreement or plan of the Company upon termination of employment (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” as defined in Section 280G (or any successor provision) of the Internal Revenue Code, then the Company shall pay Employee an additional amount (the “Gross-Up Payment”) such that the net amount retained by the Employee after deduction or payment of any excise tax imposed under Section 4999 (or any successor provision) of the Internal Revenue Code and any interest charges or penalties in respect of the imposition of such excise tax (collectively, the “Excise Tax”) (but not any federal, state or local income tax, or employment tax other than the Excise Tax) on the Total Payments, shall be equal to the Total Payments. The parties agree that the Gross-Up Payment shall be paid to Employee in a lump sum on the date that is six (6) months after the date of Employee’s termination, provided, however, that to the extent that a portion of the Total Payments is not yet due to Employee in a particular tax year of Employee, the portion of the Gross-Up Payment applicable to such portion of the Total Payments shall be payable at the time such portion of the Total Payments is due. For purposes of this provision, the term “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Section 280G (or any successor provision) of the Internal Revenue Code and such “parachute payments” shall be valued as provided therein. The Company and Employee shall work in good faith together to minimize any such excise tax, interest charges, or penalties, but without prejudice to their respective rights set forth in the Employment Contract. The Employee and the Company agree and acknowledge that this provision shall not apply to any payments made by the Company pursuant to the Asset Purchase Agreement, and no Gross-Up Payment shall be due on any such payments.

13. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s domicile for income tax purposes on the date the Gross-Up Payment, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes.

14. For the purposes of the Employment Contract and any amendments thereto, the term “Internal Revenue Code” means the Internal Revenue Code of 1986, including any amendments thereto or successor tax codes thereof.

15. The amendments to the Employment Contract contained herein shall be effective as of the Effective Date, unless otherwise specified herein.

16. Except as specifically provided in this Second Amendment, the Employment Contract, as previously amended, shall remain in full force and effect.

17. This Second Amendment may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original document, but which counterparts shall together constitute one and the same instrument. Execution of this Second Amendment may be made by electronic transmission (e.g., by facsimile transmission or e-mail transmission of a scanned document) of signed counterparts of this Second Amendment, which shall be fully effective as originals. This Second Amendment shall not be binding upon any party until all parties hereto have executed this Second Amendment or a counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the Effective Date.

EMPLOYEE	TRX, INC.

/s/ Kevin Austin	/s/ Shane Hammond
Kevin Austin	Shane Hammond, CEO

6